Exhibit 99.1

NEWS RELEASE

HAEMONETICS CORPORATION 400 Wood Road Braintree, Massachusetts 02184-9144 (781) 356-9517 www.Investor@Haemonetics.com

FOR RELEASE:		CONTACT:
Date:	August 1, 2008	Julie Fallon
Time:	8:00 am Eastern	Tel. (781) 356-9517
Alternate Tel. (617) 320-2401
fallon@haemonetics.com

Haemonetics Reports Double Digit Revenue, Operating Income, and EPS Growth for the First
Quarter Fiscal 2009

—Company Raises Annual Revenue and EPS Guidance —

Braintree, MA, August 1, 2008 – Haemonetics Corporation (NYSE: HAE) today reported first quarter fiscal 2009 GAAP net revenues of $144 million, up 18%; operating income of $19 million, up 23%; and net earnings per share of $0.54, up 17%.

Excluding charges in both fiscal 2008 and 2009, first quarter fiscal 2009 adjusted operating income was $21 million, up 22%, and adjusted earnings per share were $0.59, up 17%.(1)

Brad Nutter, Haemonetics’ Chairman and CEO, said, “The fundamentals of our business continue to strengthen as we achieved our fifth consecutive quarter of double digit revenue growth on strength across our diversified product lines and geographies.  Our prospects for growth have never been better.”

FINANCIALS

As noted, Haemonetics first quarter fiscal 2009 net revenues were $144 million, up 18%.  Excluding the effect of currency, first quarter net revenues grew 13%.  Haemonetics also reported first quarter gross profit of $73 million, up 19%.  Gross margin grew 30 basis points to 50.7%.

Adjusted operating expenses were $52 million in the quarter, up 18%.  As planned, nearly half of the incremental spending came from Arryx and acquired businesses whose expenses were not included in the first quarter fiscal 2008 results.

Adjusted operating income was $21 million, up 22%, and operating margin grew 40 basis points to 14.7%.

First quarter interest income declined due to lower invested cash and lower interest rates.  Haemonetics’ tax rate was 29.5% in the quarter, lower than the anticipated annual effective rate as the Company benefited from the resolution of a tax contingency.

Haemonetics ended the quarter with a cash balance of $120 million, and $15 million of debt.  During the quarter, the Company generated $4 million of free cash flow.  The Company also invested approximately $25 million in the quarter in a share repurchase program under which the Company was authorized to spend up to $60 million.  Haemonetics completed the balance of the repurchase plan in July.

EXPANDING THE BUSINESS

Haemonetics continues to make progress expanding the business.  The Company reported the following highlights in the quarter:

1

•                  The Company signed a preferred provider contract with Octapharma for Octapharma’s U.S. plasma collections.  Octapharma is the largest privately-owned plasma products company in the world, with production capacity for 2.6 million liters of plasma annually and plans for expansion.

•                  The Company announced an enhanced software protocol for its plasma device which reduces plasma donation time by 20%, giving customers improved productivity.

•                  eLynx™, a donor floor automation system for use in blood and plasma collection centers, entered limited market release.  Information technology platforms like eLynx are critical to improving blood supply management.

•                  Haemonetics began the final phase of its global transformation efforts to better align its Technical Operations organization with the Company’s blood management solutions vision.

PRODUCT LINE GROWTH

Plasma disposables revenue was $47 million for the quarter, up 30%.  Haemonetics’ plasma business continued to benefit from global growth in plasma collections as demand for IVIG and Albumin, which represent 60% of total plasma-derived biopharmaceutical sales, have grown 20% in the past two years.  Based on increased market demand and collection capacity, and long-term contract roll outs, Haemonetics expects the plasma business will be a strong revenue growth driver for the Company over the next two years.

Blood bank disposables revenue was $36 million for the quarter, up 8%.  Haemonetics’ blood bank business benefited from unit growth in Asia and from a fiscal 2008 contract with Canadian Blood Services which made Haemonetics its preferred provider of platelet collection systems.  Haemonetics converted the Canadian Blood Services’ blood banks to Haemonetics’ technology over the course of fiscal 2008 and will continue to see the benefit of those conversions in the first half of fiscal 2009.

Red cell disposables revenue was $12 million for the quarter, up 8%.  Growth in the quarter was driven by the U.S. business which was up 11% as the business saw disposable unit growth in both its legacy MCS® mobile collection system and its new Cymbal® automated blood collection system.

Software and services revenue was $10 million for the quarter, up 1.4%.  A decline in services revenue masked 29% growth in the software business.  In the first quarter of fiscal 2008, the Company had a large services contract which did not repeat in the first quarter of this year.  Strong software growth was driven by implementation of contracts negotiated in fiscal 2008, a new contract with the U.S. Department of Defense, and growth in the plasma industry.  Haemonetics has information technology contracts with several large plasma collectors which give the Company a recurring revenue stream.

Surgical/diagnostics disposables revenue was $22 million, up 34% for the quarter.  Haemonetics acquired the TEG® Thrombelastograph® Hemostasis Analyzer business in November 2007, and the quarterly Surgical/Diagnostics revenues benefited from sales of the TEG system which were not included in the first quarter of fiscal 2008.  The TEG business contributed $5 million in the quarter and grew organically 17% over the first quarter of fiscal 2008.  Haemonetics will continue to see the benefit of this comparison through November 2008.

OrthoPAT® orthopedic perioperative autotransfusion system revenues were $9 million for the quarter, up 7%.  OrthoPAT disposables revenue growth was driven by unit growth as the product line benefited from device placements in fiscal 2008.  The Company expects revenue growth for the OrthoPAT system will gain momentum through the year as utilization improves on these devices.

Equipment revenue was $8 million for the quarter, up 19%.  Equipment growth was driven by the sale of platelet equipment in Europe and Latin America and the Cell Saver® autologous blood recovery system in North America.  The Company expects that the strong first quarter sales can offset some of the difficult comparisons to fiscal 2008, but still expects that full year equipment sales will be level with fiscal 2008.

FISCAL 2009 GUIDANCE

The Company raised its annual revenue guidance to 10-13% growth, with strength across multiple product lines.  Adjusted operating income is expected to grow 14-17%, and adjusted earnings per share are expected to be in a range of $2.33 to $2.43, up 10-15%.  The Company further expects gross margin improvement of 100 basis points, operating margin improvement of 50 basis points, and a tax rate of 33.5-34.0% in the year.  Adjusted fiscal 2009 guidance excludes $7-8 million, or approximately $0.17-$0.20 per share, of costs to restructure Haemonetics’ business, including manufacturing, quality, R&D, and Europe Phase II.

For the full year 2009, the Company expects to generate $40 million of free cash flow.

Haemonetics updated its fiscal 2009 guidance and has posted revised income scenarios reflecting guidance ranges as well as potential fiscal 2009 product line growth on its website at http://www.haemonetics.com/site/content/investor/guidance.asp.

CONFERENCE CALL

Haemonetics will hold a conference call on Friday, August 1st at 10:00 am Eastern to discuss these results.  Interested parties can participate in the conference call by dialing 888-802-8577 (U.S. only) or (973) 935-8754 (International) with conference ID 54880152.  The call will be replayed through August 15, 2008 at (800) 642-1687 (U.S. only) or (706) 645-9291 (International) using PIN 54880152.

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers.  Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world.  Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services.  To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

As part of this release, Haemonetics has presented supplemental non-GAAP financial results which exclude restructuring costs in fiscal 2008 and fiscal 2009.  Haemonetics believes that these non-GAAP results are useful to investors because it allows for an evaluation of the Company with a focus on the results of our core business.

This release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive.  The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

###

(1) A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com/investors.

Haemonetics Corporation Financial Summary for the First Quarter FY09

Consolidated Statements of Income

(Unaudited data in thousands, except per share data)

	6/28/08 As Reported	6/30/07 As Reported	% Inc/(Dec) vs Prior Year
NET REVENUES	$144,116	$121,936	18.2%
Gross profit	73,037	61,494	18.8%
R&D	5,844	6,276	(6.9)%
S,G&A	47,859	39,439	21.3%
Operating expenses	53,703	45,715	17.5%

Operating income	19,334	15,779	22.5%
Interest expense	(24)	(207)	(88.4)%
Interest income	654	1,903	(65.6)%
Other income/(expense), net	375	957	(60.8)%

Income before taxes	20,339	18,432	10.3%

Tax expense	5,998	5,755	4.2%

NET INCOME	$14,341	$12,677	13.1%

Net income per common share
assuming dilution	$0.54	$0.46	16.8%

Weighted average number of shares
Basic	25,607	26,534
Diluted	26,517	27,403

			Inc/(Dec vs prior year profit margin)%
Profit Margins:
Gross profit	50.7%	50.4%	0.3%
R&D	4.1%	5.1%	(1.0)%
S,G&A	33.2%	32.3%	0.9%
Operating income	13.4%	12.9%	0.5%
Income before taxes	14.1%	15.1%	(1.0)%
Net income	10.0%	10.4%	(0.4)%

Haemonetics Corporation Financial Summary for the First Quarter FY09

Revenue Analysis

(Unaudited Data in thousands)

	First Quarter
	6/28/08 As Reported	6/30/07 As Reported	% Increase vs. Prior Year
Revenues by Geography
United States	$65,789	$54,831	20.0%
International	$78,327	$67,105	16.7%
Net Revenues	$144,116	$121,936	18.2%

Disposable Revenues by Product Family

Donor:
Plasma	$46,868	$35,955	30.4%
Blood Bank	$35,659	$33,032	8.0%
Red Cell	$11,842	$10,944	8.2%
	$94,369	$79,931	18.1%
Patient:
Surgical / Diagnostic	$22,363	$16,694	34.0%
OrthoPAT	$8,796	$8,187	7.4%
	$31,159	$24,881	25.2%

Subtotal	$125,528	$104,812	19.8%

Equipment	$8,289	$6,968	19.0%
Software & Services	$10,299	$10,156	1.4%
Net Revenues	$144,116	$121,936	18.2%

Haemonetics Corporation Financial Summary for the First Quarter FY09

 Consolidated Balance Sheets

(Data in thousands)

	Period ending
	06/28/08	03/29/08
Assets
Cash & cash equivalents	$120,287	$133,553
Accounts receivable, net	127,931	120,252
Inventories, net	71,196	65,388
Other current assets	34,396	40,241
Total current assets	353,810	359,434
Net PP&E	119,078	116,484
Other assets	135,341	133,032

Total assets	$608,229	$608,950

	Period ending
	06/28/08	03/29/08
Liabilities & Stockholders’ Equity
S/T debt & current maturities	$9,028	$6,326
Other current liabilities	88,252	91,351
Total current liabilities	97,280	97,677
Long-term debt	5,882	6,037
Other long-term liabilities	11,137	11,048
Stockholders’ equity	493,930	494,188

Total liabilities & equity	$608,229	$608,950

Haemonetics Corporation Financial Summary for Q1-FY09

FREE CASH FLOW RECONCILIATION

(Unaudited data in thousands)

	Three Months Ended
	6-28-08	6-30-07
GAAP CASH FLOW FROM OPERATIONS	$13,842	$14,181

Capital expenditures	(12,395)	(11,448)
Proceeds from sale of property, plant and equipment	2,476	1,305
Net investment in property, plant and equipment	(9,919)	(10,143)

Free Cash Flow	$3,923	$4,038

Haemonetics Corporation Financial Summary

Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release.  A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure.  The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.  There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, inform business decision making, and forecast future results.  Performance targets for management are established based upon these non-GAAP measures.  In the reconciliations below, we have removed restructuring costs from our GAAP expenses.  These restructuring costs result from a significant transformation of our business during the first quarter of our fiscal years 2009 and 2008.  This transformation resulted in the formation of a shared service center in Europe, exiting various offices across Europe and Japan and, most recently, in repositioning our technical operations organization. We believe this information is useful for investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Non-GAAP Gross Profit
The use of these non-GAAP measures allows management to monitor the level of total gross profits without the costs of our business transformation.  We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP S,G&A and Non-GAAP Operating Expenses
The use of this non-GAAP measure allows management to monitor the ongoing level of spend that is necessary to support the business in a period when we are not transforming our business or completing an acquisition of in-process research and development.  We establish our budgets, forecasts, and performance targets excluding these costs.

Non-GAAP Operating Income and Non-GAAP Income before Income Taxes
The use of these non-GAAP measures allows management to monitor the level of operating and total pre-tax profits without the costs of our business transformation.  We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP Net Income and Earnings per Share
The use of these non-GAAP measures allows management to monitor the level of net income and earnings per share excluding both the costs of our business transformation, as well as any related tax effects. We establish our budgets, forecasts, and performance targets on this basis.

Reconciliation of Non-GAAP Measures for the First Quarter of FY09 and FY08

	06/28/08	06/30/07
Non-GAAP Gross Profit
GAAP Gross Profit	$73,037	$61,494
Restructuring Costs	72	0
Non-GAAP Gross Profit	$73,109	$61,494

Non-GAAP S,G&A
GAAP S,G&A	$47,859	$39,439
Restructuring Costs	(1,781)	(1,629)
Non-GAAP S,G&A	$46,078	$37,810

Non-GAAP Operating expenses
GAAP Operating Expenses	$53,703	$45,715
Restructuring Costs	(1,781)	(1,629)
Non-GAAP Operating Expenses	$51,922	$44,086

Non-GAAP Operating income
GAAP Operating Income	$19,334	$15,779
Restructuring Costs	1,853	1,629
Non-GAAP Operating income	$21,187	$17,408

Non-GAAP Income before taxes
GAAP Income before taxes	$20,339	$18,432
Restructuring Costs	1,853	1,629
Non-GAAP Income before taxes	$22,192	$20,061

Non-GAAP Net Income
GAAP Net Income	$14,341	$12,677
Restructuring Costs	1,853	1,629
Tax benefit associated with Restructuring Costs	(650)	(558)
Non-GAAP NET INCOME	$15,544	$13,748

Non-GAAP Net Income per common share assuming dilution
GAAP Net Income per common share assuming dilution	$0.54	$0.46
Restructuring Costs after tax per common share assuming dilution	$0.05	$0.04
Non-GAAP Net Income per common share assuming dilution	$0.59	$0.50